Exhibit 4.8

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST
OF
DRH CAPITAL TRUST I

     Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned trustee executed the following Certificate of Amendment:

1.	Name of Trust: DRH Capital Trust I.

2.	Section 2 of the Certificate of Trust is hereby amended in its entirety to read as follows:

	2.	Delaware Trustee. The name and business address of the Delaware Trustee of the Trust is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.	This Certificate of Amendment shall be effective upon filing.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the 9th day of March, 2004.

/s/ Donald R. Horton
Donald R. Horton, as Administrative Trustee